EXHIBIT F

[LETTERHEAD OF THE MINISTRY OF FINANCE AND PUBLIC CREDIT]

Bogotá D.C., Republic of Colombia, September 29, 2003

Republic of Colombia

Ministry of Finance and Public Credit

Cra. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Acting Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, filed by the Republic with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to $2,500,000,000 of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities (“Warrants”), I have reviewed the following:

(i) the Registration Statement;

(ii) the Fiscal Agency Agreement between the Republic and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), dated September 28, 1994 (the “Fiscal Agency Agreement”), filed as an exhibit to the Registration Statement;

(iii) the forms of Debt Securities included as exhibits to the Fiscal Agency Agreement; and

(iv) the relevant provisions of the following laws under which the issuance of the Debt Securities has been authorized:

(a) Law 533 of 1999, Law 185 of 1995, Law 80 of 1993 and Decree 2681 of 1993 (copies and translations of which are attached as exhibits to Registration Statement No. 333-13172, and incorporated herein by reference); and

(b) Law 781 of 2002 (a translation of which is attached as an annex hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Debt Securities, when executed and delivered by the Republic and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the purchasers as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Republic; provided that a resolution of the Ministry of Finance and Public Credit approving the terms of each such issue of Debt Securities will be required once the terms of such issue are established; and provided further that authorizations from the Comisión Interparlamentaria de Crédito Publico (Interparliamentary Commission of Public Credit), the Junta Directiva del Banco de la República (Board of Governors of the Central Bank of Colombia) and the National Planning Department – CONPES will be required for each specific issue of Debt Securities to be made by the Republic (other than Debt Securities issued in exchange for outstanding debt securities of the Republic).

I hereby consent to the filing of this opinion with the Registration Statement filed on the date hereof and to the use of the name of the Acting Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus constituting a part of the Registration Statement filed on the date hereof and in any Prospectus Supplement relating thereto.

Very truly yours,

/s/ Marina Teresa Montes Alvarez

MARINA TERESA MONTES ALVAREZ
Acting Head of the Legal Affairs Group of the
General Directorate of Public Credit of the
Ministry of Finance and Public Credit of
the Republic of Colombia

ANNEX

LAW 781 OF DECEMBER 20, 2002

“WHEREBY THE AUTHORIZATIONS CONFERRED TO THE NATIONAL GOVERNMENT

TO ENTER INTO PUBLIC EXTERNAL AND DOMESTIC CREDIT OPERATIONS AND

CONNECTED ONES ARE EXPANDED AND OTHER ARRANGEMENTS ARE TAKEN.”

THE CONGRESS OF THE REPUBLIC OF COLOMBIA

DECREES

CHAPTER I

INDEBTEDNESS AUTHORIZATIONS

ARTICLE 1.- To expand in US $ 16.5 billion or its equivalent in other currencies the authorizations conferred to the National Government by Article 1 of Law 533 of 1999 and previous laws, other than those ones expressly authorized by other regulations, to enter into public external credit transactions, public internal credit transactions, or both of them, as well as the ones assimilated to the aforementioned transactions, intended to finance budgetary appropriations, programs as well as economic and social development projects.

The authorizations being conferred hereby are different to the ones conferred by Article 2 of Law 533 of 1999. Therefore, its exercise will not affect in any way the exercise of the provision granted by said provision

CHAPTER II

PROVISIONS RELATED TO THE INDEBTEDNESS QUOTA

ARTICLE 2.- The Ministry of Finance and Public Credit - General Directorate of Public Credit will earmark the authorizations conferred by Articles 1 hereof, on the date on which the relevant draft for agreement shall be approved by the General Directorate of Public Credit. However, when it is about the issuance and the placement of national bond certificates, the authorizations conferred will be earmarked on the date of placement thereof.

ARTICLE 3.- The public credit transactions or their assimilated ones being entered into by the Nation with a term equal or lower than a year as well as the debt management transactions it carries out, will not affect the quotas of the authorizations conferred hereby. In any case, public credit operations or their assimilated ones being entered by the Nation with a term equal or lower than a year will affect the indebtedness quota authorized hereby, when such a term may be extended over one year.

ARTICLE 4.- The authorizations for indebtedness purposes conferred to the Nation hereby will be deemed as exhausted upon their utilization. However, those amounts that shall become affected but non contracted or the amounts that become contracted and may be cancelled due to their non utilization, as well as the ones that would be reimbursed during the normal course of the transaction, will increase in same amount the availability of the affected legal quota and, for a new utilization, they will be subject to the provisions hereof, to Decree 2681 of 1993 and other applicable provisions.

CHAPTER III

OTHER PROVISIONS ON PUBLIC INDEBTEDNESS

ARTICLE 5.- The amendments to the acts and contracts related to the public credit transactions, assimilated ones, debt management and the transactions connected to the previous ones, entered into by state entities and that have been approved and/or authorized by the Ministry of Finance and Public Credit, must be approved by the General Directorate of Public Credit. For such purposes, the lender must submit a motivated application, with enclosures, as the case may be, from the Department Assembly, Municipal Council or any respective executive committee. Without prejudice to the foregoing, the modifying contract, must be entered into base on the draft for contract approved by said committee.

The modifications implying additions to the contracted amount must be carried out pursuant to the provisions of laws applicable to the contracting of new operations.

ARTICLE 6.- Without prejudice to the provisions of Articles 31 and 32 of Law 142 of 1994 for other acts and contracts, the management and execution of acts and contracts being dealt with in Decree 2681 of 1993 and other concurrent regulations on the part of state-owned and mixed public utilities, as well as of those with direct or indirect state participation, over 50 % of its equity, will be subject to the public credit regulations applicable to the decentralized entities of the corresponding administrative level.

ARTICLE 7.- The management and execution of acts and contracts dealt with in Article 2681 of 1993 and other concurrent regulations on the part of the metropolitan areas, and municipalities associations, will be subject to the provisions on public credit applicable to the decentralized entities of territorial level.

For the same purposes, the autonomous university entities, the autonomous and regional corporations, and the National Television Commission will be subject to the body of regulations applicable to the decentralized entities of the national level.

The National Government will set forth the regulations to determine the solvency of the entities indicated in first and second paragraphs hereof. For such purposes, the Government will take into account, among other criteria, the characteristics of each entity, the activities directly related with their purpose and the general composition of their revenues and expenditures.

ARTICLE 8.- State entities, including state-owned financial ones, must report on a monthly basis their disbursement schedule for the next two years as to their contracted external credits and the ones under negotiation or scheduled ones, in which they participate or they plan to participate as direct lender or executing entity of loans of the Nation; this report must be made on a monthly basis. Additionally and with a quarterly periodicity, they must send along with the previous schedule, a quarterly report of disbursements for the next five (5) years.

ARTICLE 9.- The National Government will direct the public indebtedness policy for the preservation of the fiscal stability of the country.

The National Government will be able to define and classify the new ways for indebtedness and new types of transactions in addition to the public credit ones, such as the assimilated and connected transactions as well as debt management, so that it may use the existing mechanisms in the financial capital markets.

ARTICLE 10.- The legal representatives will be liable at both fiscal and discipline level when the projects on charge thereof to be financed with loan proceeds shall not be carried out by causes ascribable to third parties.

In order to make easier to the NPD to exercise the follow-up mission being provided for by the applicable laws, the aforementioned entities must prepare a quarterly report where the project advance is shown and, as the case may be, the reasons to explain why it has come to a halt and other measures taken by the executing entity to overcome the respective obstacles.

The National Planning Department will supply to the Ministry of Finance and Public Credit - General Directorate of Public Credit – and to the Inter-Parliamentary Commission of Public Credit the reports obtained in line with the previous paragraph.

ARTICLE 11.- The National Planning Department will refrain from starting to process the credit transactions before the National Council of Economic and Social Policies –NCESP – intended to finance investment projects without verifying that the latter ones meet the fiscal policy requirements indicated by the National Council for Fiscal Policy – NCFP – and/or when the existence of the counterparty proceeds shall have been checked for their execution, when they may be required.

In case a project in which an investment project counts with the counterpart proceeds, but the authorization to invest them within the term for their execution is missing, the terms indicated thereto must conform the terms provided by the fiscal space that shall have been granted.

ARTICLE 12.- The Inter-Parliamentary Commission of Public Credit will meet upon summon made by the National Government or by a decision of the majority of its own Members. The Commission may also summon the Ministers, Directors of Administrative Departments and other upper-echelon government officers to render reports on the status of implementation of public credit transactions entered into the respective entities, in order to make easier the control of the corporation on said transactions.

ARTICLE 13.- The utilization of the proceeds of the Saving and Stabilization Oil Fund –SSOF- (Saving and Stabilization Oil Fund (SSOF)) authorized by Article 133 of Law 633 of 2000 will be subject to the following regulations:

1. They will be able to utilize the quota assigned to the oil-producing and non-oil producing territorial entities that have not utilized it under the terms of Decree 1939 of 2001 or when having utilized it – said entities may have a remainder or when a devolution thereof had been made by the corresponding creditor.

2. The amount of the Saving and Stabilization Oil Fund (SSOF)’s utilizable proceeds by each territorial entity is the one that was awarded thereto according to the distribution made by the National Planning Department following the methodology indicated in Decree 1939 of 2001.

3. The proceeds of the oil-producing and non-oil-producing territorial entities may be earmarked to pay outstanding debts effective as of at the moment of the enactment hereof, arising from the purchase of power intended to meet users’ of said service, regardless either it may be rendered directly by the territorial entity or through its decentralized entity.

4. Proceeds authorized by Article 133 of Law 633 of 2000 may be used by the territorial entities to pay outstanding debts effective as of at the moment of enactment hereof, being said debts contracted with third parties for power supplied to health centers, basic primary and secondary education, safe water treatment plants and basic sanitation and for the debt arising from street lighting.

5. The oil-producing and non-oil-producing territorial entities may assign the proceeds authorized hereby to the payment of outstanding debts effective as of at the moment of enactment hereof, on their charge for labor severance payments, labor liabilities, social benefits liabilities and debts incurred with public utilities other than power when they have been supplied to the agencies dealt with in previous Paragraph 4 of this Article.

6. Proceeds referred to herein may be assigned to cover following debts:

a)	A debt incurred with the financial entities under the surveillance of the Superintendency of Banking effective as of as of December 29, 2000.

b)	Debt incurred with the Nation effective as of December 29, 2000.

c)	Debt incurred with the Regional Development and Promotion Funds effective as of December 29, 2000.

d)	Debt for subsides recognized by power distributor companies, effective as of December 29, 2000.

e)	Debt incurred with suppliers under the terms defined in Decree 2681 of 1993, effective as of December 29, 2000.

The remaining balance of the proceeds after having paid all debts dealt with in previous paragraphs, it may be allocated to investment projects being determined by the corresponding territorial entity, for which purposes they must submit the following documents to the National Royalty Commission:

a)	A certificate issued by the Ministry of Finance and Public Credit – General Directorate of Public Credit – in which it is made evident that there are available proceeds pursuant to the provisions hereof.

b)	A certificate issued by the planning office of the respective territorial entity in which the project(s) to be financed with Saving and Stabilization Oil Fund (SSOF) proceeds may be located. Said proceed(s) must be included in the respective Development Plan of the territorial entity.

c)	A certificate issued by the National Planning Department for such purposes – in which it is made evident that Saving and Stabilization Oil Fund (SSOF) proceeds are listed in the Investment Project Bank (IPB).

FIRST PARAGRAPH: Territorial entities will determine the priority for payment purposes referred to in paragraphs 3 to 6 hereof, in accordance with an efficiency base criterion in the handling of public resources

SECOND PARAGRAPH: In case in which the available proceeds of the Saving and Stabilization Oil Fund (SSOF) on behalf of a territorial entity become insufficient to cover the cost of the total financing of the project, the relevant territorial entity must guarantee the full financing thereof, either with its own proceeds or with those ones coming from other financial sources. For such purposes, it must enclose the respective certificate of budgetary availability that provides evidence of its availability and commitment of the respective proceeds for the project.

THIRD PARAGRAPH: If the territorial entity may have an available quota to finance investment projects with Saving and Stabilization Oil Fund (SSOF) proceeds, and despite it the territorial entity lack of investment projects listed in the Investment Project Bank (IPB), the territorial entity will submit it and will exhaust, in any case, the procedure set forth for such purposes.

FOURTH PARAGRAPH: The National Royalties Commission will regulate, not later than June 30, 2003, the way to draw the available proceeds under the terms set forth herein.

ARTICLE 14.- Debts on behalf of the Nation that have been paid and are being paid by the hydrocarbon-producing and non-hydrocarbon territorial entities with proceeds being dealt with in Article 133 of Law 633 of 2000, will be governed by the financial conditions of the agreements and/or contracts signed or to be signed with the debtor entities that shall have been abided or are going to be abided by Laws 550 of 1999 and 617 of 2000.

In those cases in which the debtor entities referred to in previous paragraph do not restructure or are not going to restructure their debts under the terms and conditions stated therein, the capital balance due as of November 15, 2001 must be restructured at a cost that –measured under margin terms or spread on the base rate of the interest calculation- shall be reduced in 250 basic points.

The entities being dealt with herein may appropriate their proceeds referred to herein to pay debts they have incurred with the Nation, even if all of them were in arrears as of November 14, 2001. In any case, such debts will accrue interest on late payment until that date and, as from such date, the running interest under the terms set forth in previous paragraphs.

ARTICLE 15.- In order to carry out the institutional strengthening of the territorial entities that have signed an Adjustment Plan under the terms of Law 617 of 2000 and/or that shall have been abided by Law 550 of 1999, the National Government will appropriate loan proceeds up to an amount of USD 16 million or its equivalent in other currencies.

The proceeds disbursed under the previous terms may become non-reimbursable ones on the part of the territorial entities when the latter ones provide evidence of the accomplishment of targets consisting in the organizational, tax, financial and administration of human resources strengthening are the subject matter of said contracts. The Ministry of Finance and Public Credit through its Directorate of Fiscal Support – DFS- will certify the fulfillment of the institutional strengthening targets agreed for the relevant territorial entity.

ARTICLE 16.- This Law repeals Articles 13 of Law 185 of 1995 and Article 1 of Law 419 of 1997, amends all contrary provisions and shall be effective as from the date of its enactment.

THE PRESIDENT OF THE HON. SENATE OF THE REPUBLIC

(Signed)

LUIS ALFREDO RAMOS BOTERO

THE SECRETARY GENERAL OF THE HON. SENATE OF THE REPUBLIC

(Signed)

EMILIO RAMÓN OTERO DAJUD

THE PRESIDENT OF THE HON. HOUSE OF REPRESENTATIVES

(Signed)

WILLIAM VÉLEZ MESA

THE SECRETARY GENERAL OF THE HON. HOUSE OF REPRESENTATIVES

(Signed)

ANGELINO LIZCANO RIVERA

REPUBLIC OF COLOMBIA – NATIONAL GOVERNMENT

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., on December 20, 2002

(Signed)

THE MINISTRY OF FINANCE AND PUBLIC CREDIT,

(Signed)

ROBERTO JUNGUITO BONNET